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Schedule 13G                                                         Page 1 of 4
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SEC 1745         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
(6-00) INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
================================================================================
                                                       -------------------------
                         UNITED STATES                        OMB APPROVAL
              SECURITIES AND EXCHANGE COMMISSION       -------------------------
                    WASHINGTON, D.C. 20549             OMB Number:     3235-0145
                                                       -------------------------
                                                       Expires: October 31, 2002
                         SCHEDULE 13G                  ------------------------
                                                       Estimated average
           UNDER THE SECURITIES EXCHANGE ACT OF 1934   burden hours per
                      (AMENDMENT NO. 2)                response.............14.9
                                                       -------------------------

                             VA Software Corporation
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                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   91819B 10 5
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                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[X]  Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Schedule 13G                                                         Page 2 of 4

CUSIP No.   91819B 10 5
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        1.  Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only).

            Larry M. Augustin
--------------------------------------------------------------------------------
        2.  Check the Appropriate Box if a Member of a Group (See Instructions)

            (a) [ ]
            (b) [ ]
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        3.  SEC Use Only

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        4.  Citizenship or Place of Organization  United States

--------------------------------------------------------------------------------
Number of
Shares          5.   Sole Voting Power  5,806,286 shares
Beneficially    ----------------------------------------------------------------
Owned by        6.   Shared Voting Power  213,000 shares
Each            ----------------------------------------------------------------
Reporting       7.   Sole Dispositive Power  5,806,286 shares
Person With     ----------------------------------------------------------------
                8.   Shared Dispositive Power  213,000 shares
--------------------------------------------------------------------------------
        9.  Aggregate Amount Beneficially Owned by Each Reporting Person
            6,019,286
--------------------------------------------------------------------------------
        10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
--------------------------------------------------------------------------------
        11. Percent of Class Represented by Amount in Row (11)  11.0%
--------------------------------------------------------------------------------
        12. Type of Reporting Person (See Instructions)
            IN
--------------------------------------------------------------------------------

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Schedule 13G                                                         Page 3 of 4

ITEM 1.

      (a) Name of Issuer: VA Software Corporation

      (b) Address of Issuer's Principal Executive Offices: 47071 Bayside Parkway, Fremont CA 94538

ITEM 2.

      (a) Name of Person Filing: Larry M. Augustin

      (b) Address of Principal Business Office or, if none, Residence: 47071 Bayside Parkway, Fremont CA 94538

      (c) Citizenship: United States Citizen

      (d) Title of Class of Securities: Common Stock, $.001 par value

      (e) CUSIP Number: 91819 B 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
          Not applicable

ITEM 4.   OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owed:   6,019,286 shares

      (b) Percent of class:  11.0%

      (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote  5,806,286 shares

          (ii)  Shared power to vote or to direct the vote  213,000 shares

          (iii) Sole power to dispose or to direct the disposition of 5,806,286 shares

          (iv) Shared power to dispose or to direct the disposition of 213,000 shares

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Section 240.13d3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable


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Schedule 13G                                                         Page 4 of 4


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10.  CERTIFICATION

Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13-d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                               February 7, 2002
                                  ----------------------------------------------
                                                     Date

                                            /s/ Larry M. Augustin
                                  ----------------------------------------------
                                                   Signature

                                      Larry M. Augustin/Chairman and Chief
                                                        Executive Officer
                                  ----------------------------------------------
                                                   Name/Title